Exhibit 10.74
NeoPhotonics Corporation
Amendment to Retention Agreement
This Amendment to Retention Agreement (this “Amendment”) is made and entered into by and between Elizabeth Eby (the “Employee”) and NeoPhotonics Corporation, a Delaware corporation (the “Company”), effective as of November 6, 2017.
RECITALS
A.The Company and the Employee previously entered into a Retention Agreement dated as of August 14, 2017 (the “Retention Agreement”).

B.The parties desire to amend the Retention Agreement to bring a certain provision in line with the corresponding term in the agreements with certain other management-level employees.

C.Capitalized terms not defined in this Amendment will have the meanings assigned to them in the Retention Agreement.
AGREEMENT
The parties agree to amend the Retention Agreement as follows:
1.    Section 3(b) of the Retention Agreement is amended in its entirety to read as follows:
“(b)    Involuntary Termination Following a Change in Control. If the Employee’s employment terminates as a result of an Involuntary Termination that occurs on or within twelve (12) months following a Change in Control, and provided the Employee has satisfied the Release requirement provided in Section 4, then subject to the payment timing rules in Section 11(h), the Company will provide the Employee the following severance benefits:

(i)	a lump sum severance payment equal to the sum of:

(1)	100% of the Employee’s Base Compensation,

(2)	100% of the Employee’s annual Target Bonus, and

(3)	$72,000 (which the Employee may, but is not required to, use to obtain continued health insurance coverage); and
(ii)    the vesting of each of the Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans that provide for time-based vesting, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of the Change in Control, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained the Employee’s employment or consulting relationship with the Company for the first twenty-four (24) months following the effective date of the Change in Control. For the avoidance of doubt, this Section 3(a)(ii) will not be deemed to waive the satisfaction of any performance‑based condition contained in any then‑outstanding compensatory equity awards, and the treatment of any performance‑based condition in connection with a Change in Control will be subject to the terms and conditions of such equity award approved at the time of grant.
Any severance payments and benefits under Section 3(b) will be paid on the later of (x) ten (10) business days after the effective date of the Release and (y) the date of the Employee’s Involuntary Termination.”

NeoPhotonics Corporation Confidential Information

2.    Except as expressly set forth herein, the Retention Agreement shall remain in full force and effect and shall not be modified or altered in any other way pursuant to this Amendment.
3.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Amendment to Retention Agreement, in the case of the Company by its duly authorized officer, as of the day and year last set forth below.

COMPANY	NEOPHOTONICS CORPORATION
By: /s/ Karen Drosky Name: Karen Drosky, VP HR Date: 11/6/2017

EMPLOYEE	/s/ Elizabeth Eby Name: Elizabeth Eby Date: 11/6/2017